Exhibit 21.1

Subsidiaries of the Registrant

Subsidiary	Jurisdiction of Incorporation or Formation
Haymaker Acquisition Corp. 4	Delaware
Suncrete Intermediate, Inc.	Delaware
Concrete Partners Holding, LLC	Delaware
Concrete Partners, LLC	Delaware
Eagle Concrete Holdings, LLC	Delaware
Eagle Redi-Mix Concrete, LLC	Oklahoma
RAM Transportation, LLC	Oklahoma
Schwarz Sand, LLC	Oklahoma
Hope Concrete, LLC	Texas
Lafayette Concrete Division, LLC	Louisiana
Baton Rouge Concrete Division, LLC	Louisiana
Nelson Bros. Ready Mix, LLC	Texas
R & R Trucking, LLC	Texas
Ascension Quality Materials, LLC	Louisiana
American Block Co, LLC	Arkansas